As filed with the Securities and Exchange Commission on September 16, 1997
                                 Registration Statement No. 333--29003



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              __________________


                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              __________________

                       RECKSON ASSOCIATES REALTY CORP.
            (Exact name of registrant as specified in its charter)

          MARYLAND                                       11-3233650
(State or other jurisdiction                         (I.R.S. employer
of incorporation or organization)                  identification number)

                             225 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                (516) 694-6900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              DONALD J. RECHLER
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       RECKSON ASSOCIATES REALTY CORP.
                             225 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                (516) 694-6900
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)
                             ___________________

                                   Copy to:

                            THOMAS R. SMITH, ESQ.
                               BROWN & WOOD LLP
                      ONE WORLD TRADE CENTER, 58TH FLOOR
                            NEW YORK, N.Y.  10048

                             ___________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF PUBLIC:
    From time to time after this Registration Statement becomes effective.
                              ___________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box./x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /
                              ___________________





     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.








INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.






PROSPECTUS
----------

                         SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS DATED SEPTEMBER 16, 1997

                               7,774,810 SHARES

                       RECKSON ASSOCIATES REALTY CORP.

                                 COMMON STOCK

                              _________________

     Reckson Associates Realty Corp. along with its subsidiaries (the "Company") owns a portfolio of Class A office properties and other commercial properties located primarily in the New York metropolitan area, as well as commercial real estate development, construction, acquisition, leasing, design and management businesses. The Company is a self-administered and self-managed real estate investment trust (a "REIT").

     This Prospectus relates to (i) the possible issuance by the Company of up to 6,974,810 shares (the "Redemption Shares") of common stock, $.01 par value per share ("Common Stock"), of the Company if and to the extent that the Company elects to issue such Redemption Shares to holders of up to 6,974,810 units ("Outstanding OP Units") of limited partnership interest ("OP Units") in Reckson Operating Partnership, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, upon the tender of such Outstanding OP Units for redemption; (ii) the offer and sale from time to time of up to 800,000 shares of Common Stock (the "Original Shares") by the holders thereof; and (iii) the offer and sale from time to time of any Redemption Shares that may be issued to and held by persons who may be affiliates of the Company (such persons, together with the holders of the Original Shares, the "Selling Stockholders"). The Original Shares and 5,517,920 of the Outstanding OP Units were issued in connection with the series of transactions in which the Company and the Operating Partnership were formed (the "Formation Transactions"). The other 1,456,890 Outstanding OP Units were issued by the Operating Partnership in connection with its acquisition of interests in real property and related assets and in connection with the hiring of two officers of the Company, subsequent to the Formation Transactions. The Company has registered the issuance of the Redemption Shares and the offer and sale of Redemption Shares and Original Shares by affiliates of the Company (collectively, the "Registered Shares") to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but the registration of the Registered Shares does not necessarily mean that any of the Registered Shares will be issued by the Company (with respect to the Redemption Shares) or be offered or sold by the Selling Stockholders.

     Pursuant to the amended and restated agreement of limited partnership of the Operating Partnership (the "Partnership Agreement"), a Unitholder may tender all or a portion of its Units to the Operating Partnership for redemption for the cash equivalent of an equivalent number of shares of Common Stock; provided, however, that the Company, in its sole and absolute
              --------  -------
discretion, may acquire any Units so tendered for an equivalent number of shares of Common Stock or for the cash equivalent of an equivalent number of shares of Common Stock. The Company anticipates that it generally will elect to acquire directly Units tendered for redemption and to issue Common Stock in exchange therefor rather than paying cash. As a result, the Company may from time to time issue up to 6,974,810 Redemption Shares upon the acquisition of Units tendered to the Operating Partnership for redemption. Accordingly, the Company is registering the Redemption Shares to provide Unitholders with freely tradeable securities upon redemption.

     The Selling Stockholders from time to time may offer and sell the Registered Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in the section of this Prospectus entitled "Plan of Distribution" or in an accompanying Prospectus Supplement. Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Registered Shares to be made directly or through agents.

     The Company will not receive any of the proceeds from the sale of any Registered Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Registered Shares under Federal and state securities laws. The Company will acquire Outstanding OP Units in the Operating Partnership in connection with the redemption of any Redemption Shares.

     The aggregate proceeds to the Selling Stockholders from the sale of the shares of Common Stock offered hereby (the "Offering") will be the purchase price of the shares of Common Stock sold less the aggregate agents'
commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the shares of Common Stock offered hereby, and transfer taxes, if any.

     The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwrites and any profit on the resale of the shares of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Registering Stockholders.

     The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "RA". To ensure that the Company maintains its qualification as a Realty Estate Investment Trust (a "REIT"), ownership by any single person is limited to 9.0% of the value of the outstanding capital stock of the Company.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.
                          _________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                          _________________________


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 16, 1997.



                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the office of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the
Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

     1.   Annual Report on Form 10-K for the year ended December 31, 1996.


     2. Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     3. Current Reports on Form 8-K (including Form 8-K/A) and dated March 27, 1996, October 1, 1996, February 18, 1997, May 15, 1997,
          June 12, 1997, August 7, 1997 and September 9, 1997, respectively.

     4.   The description of the Company's Common Stock which is contained in
          Item 1 of the Company's registration statement on Form 8-A, as amended, filed May 9, 1995 pursuant to Section 12 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained  in  a  document  incorporated  or deemed  to  be  incorporated  by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Jason M. Barnett, Senior Vice President and General Counsel, (516) 694-6900.



                                 THE COMPANY

     Reckson Associates Realty Corp. (including, as the context requires, its subsidiaries, the "Company") was incorporated in September 1994 and commenced operations effective with the completion of its initial public offering (the "IPO") on June 2, 1995. The Company, together with Reckson Operating Partnership, L.P. (the "Operating Partnership"), was formed for the purpose of continuing the commercial real estate business of Reckson Associates, its affiliated partnerships and other entities ("Reckson"). For more than 35 years, Reckson has been engaged in the business of owning, developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York metropolitan area. Based on industry surveys, management believes that the Company is one of the largest owners and managers of Class A suburban office and industrial properties in the New York City metropolitan Tri-State area of New York, New Jersey and Connecticut (the "Tri-State area"). The Company's growth strategy is currently focused on suburban markets within a 50-mile radius surrounding New York City. The Company operates as a fully-integrated, self administered and self-managed REIT. As of June 30, 1997, the Company owned 138 properties (including eight properties under contract and three joint ventures) (the "Properties")
encompassing approximately 12.2 million rentable square feet, all of which are managed by the Company. The Properties consist of 44 Class A suburban office properties (the "Office Properties") encompassing approximately 6.3 million rentable square feet, 92 industrial properties (the "Industrial Properties") encompassing approximately 5.9 million rentable square feet and two 10,000 square foot retail properties. In addition, as of June 30, 1997, the Company owned or had contracted to acquire approximately 698 acres of land (including 400 acres under option) that may present future development opportunities and had invested approximately $52.1 million in certain mortgage indebtedness encumbering five Class A office properties on Long Island encompassing an aggregate of approximately 928,000 square feet. In addition, the Company has invested $17 million in a note receivable secured by the interest of Odyssey Partners, L.P. in Omni Partners, L.P.


     The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these properties are modern with high finishes or have been modernized to successfully compete with newer buildings and achieve among the highest rent, occupancy and tenant retention rates within their markets. The majority of the Office Properties are located in six planned office parks and are tenanted primarily by national service firms such as "big six" accounting firms, securities brokerage houses, insurance companies and health care providers. The Industrial Properties are utilized for distribution, warehousing, research and development and light manufacturing/assembly activities and are located primarily in three planned industrial parks.


     The Company's executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number at that location is (516) 694-6900. At June 30, 1997, the Company had approximately 170 employees.



                                 RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. Unitholders and other prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Redemption Shares.

TAX CONSEQUENCES TO UNITHOLDERS OF EXCHANGE OF UNITS

     Tax Consequences of Exchange of Units. In the event that the Company exercises its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units by the Unitholder. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., Redemption Shares) received upon such disposition. See "Description of Units and Redemption of Units -- Tax Consequences of Redemption." In addition, the ability of the Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of its Units at the time of redemption or exchange.

     In the event that the Company does not exercise its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, and such Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Description of Units and Redemption of Units."

     Potential Change in Investment Upon Redemption of Units. If a Unitholder exercises its right to require the redemption of all or a portion of its Units, the Unitholder may receive cash or, at the option of the Company, Redemption Shares in exchange for its Units. If the Unitholder receives cash from either the Operating Partnership or the Company, the
Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that it retains Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. See "Description of Units and Redemption of Units -- Comparison of Ownership of Units and Common Stock."

DEPENDENCE ON TRI-STATE AREA MARKET CONDITIONS DUE TO LIMITED GEOGRAPHIC DIVERSIFICATION

     Currently, all of the Properties are located in the Tri-State area. Consequently, the Company is dependent upon the continued demand for office, industrial and other commercial space in the Tri-State area. Like other real estate markets, the commercial real estate markets have experienced periodic economic fluctuations and a future decline in the Tri-State area economy or in the market for commercial real estate could affect the Company's cash available for distribution and its ability to make distributions to shareholders.

CONFLICTS OF INTEREST IN THE BUSINESS OF THE COMPANY

     Tax Consequences Upon Sale or Refinancing. Holders of units of limited partnership of the Operating Partnership ("Units") or co-owners of properties not owned entirely by the Company may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the Properties owned by the Operating Partnership and therefore such holders or co-owners and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each Property owned solely by the Operating Partnership, those Directors and officers of the Company who hold Units may seek to influence the Company not to sell or refinance the Properties, even though such a sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt.

     Policies With Respect to Conflicts of Interest. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include a requirement that all transactions in which officers or Directors have a conflicting interest must be approved by a majority of the Directors of the Company who are neither officers of the Company nor affiliated with Reckson (the "Independent Directors"). However, there can be no assurance that these policies will be successful in minimizing or eliminating such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

RISKS OF ADVERSE EFFECT ON COMPANY FROM DEBT SERVICING AND REFINANCING, INCREASES IN INTEREST RATES, FINANCIAL COVENANTS AND ABSENCE OF LIMITATION ON DEBT

     Debt Financing. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. There can be no assurance that the Company will be able to refinance any indebtedness the Company may incur or to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

     Existing Debt Maturities; Foreclosures. The Company anticipates that only a portion of the principal of the Company's mortgage indebtedness currently outstanding will be repaid prior to maturity. However, the Company may not have on hand funds sufficient to repay such indebtedness at maturity; it may therefore be necessary for the company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders. Further, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property or properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. In addition, even with respect to non-recourse indebtedness, the lender may have the rights to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

     Risk of Rising Interest Rates. Outstanding advances under the Credit Facility (defined below) bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.


     Credit Facility Requirements. The Company has obtained a three-year unsecured credit facility from The Chase Manhattan Bank and Union Bank of
Switzerland, as co-arrangers. The Credit Facility provides for a maximum borrowing amount of up to $250 million. The Company's ability to borrow under the Credit Facility is subject to the satisfaction of certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. In addition, borrowings under the Credit Facility bear interest at a floating rate equal to one, two, three or six month LIBOR (at the Company's election) plus a spread ranging from 1.125% to 1.5%, based on the Company's leverage ratio.

     No Limitation on Debt. The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt Ratio would be 50% or less. For these purposes, Debt Ratio is defined as the total debt of the Company as a percentage of the market value of outstanding shares of Common Stock on a fully diluted basis plus total debt. Certain of the Company's indebtedness contains limitations on the ability of the Operating Partnership to incur additional indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the
Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND THIRD PARTY ACQUISITION PROPOSALS

     Ownership Limit. In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) during the last half of a taxable year (other than the first year). In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the
Charter of the Company limit ownership of the issued and outstanding Common Stock by any single stockholder to 9.0% of the lesser of the number or value of the outstanding shares of Common Stock from time to time. See
"Restrictions on Ownership of Capital Stock." Such provision may have the effect of delaying, deferring or preventing a change of control of the Company or other transaction without the consent of the Board of Directors even if a change of control were in the best interests of stockholders.

     Staggered Board. The Board of Directors of the Company is divided into three classes of directors. The terms of the Class I, Class II and Class III directors will expire in 1999, 2000 and 1998, respectively. Directors for each class are chosen for a three-year term upon the expiration of the applicable prior term.


     Required Consent of Holders of Units for Certain Transactions. For the five-year period following completion of the IPO (i.e. through June 2, 2000), the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units. This voting requirement could delay, defer or prevent a change in control of the Company.


     Future Issuances of Common Stock. The Charter authorizes the Board of Directors to issue additional shares of Common Stock without shareholder approval. Any such issuance could have the effect of diluting existing shareholders' interests in the Company.

     Preferred Stock. The Charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, $.01 par value per share (the "Preferred Stock" and, together with the Common Stock, the "Stock"), to reclassify unissued shares of Stock, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any Preferred Stock issued.

     Limitations on Acquisition of and Changes in Control Pursuant to Maryland Law. Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a change in control of the Company under circumstances that otherwise could provide the holders of shares of Common Stock with the opportunity to realize a premium over the then-prevailing market price of such shares. However, as permitted by the MGCL, the Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. In addition, the board of directors has adopted a resolution exempting the Company from the provisions of the business combination statute. There can be no assurance that such provisions will not be amended or eliminated at any time in the future.


RISKS OF ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES

     The Company intends to acquire existing office and industrial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

     The Company also intends to continue the selective development and construction of office and industrial properties in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with the Company's development and construction activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above occur, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

REAL ESTATE INVESTMENT RISKS

     General Risks. Investments of the Company are subject to the risks incident to the ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash available for distributions and ability to make distributions to its stockholders will be adversely affected.

     A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

     Tenant Defaults. Substantially all of the Company's income is derived from rental income from real property and, consequently, the Company's distributable cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of its properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its
rights  as  lessor  and  may   incur  substantial  costs  in  protecting  its
investment.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties at a time when it is otherwise economically advantageous to do so, thereby adversely affecting returns to stockholders.

     Operating Risks. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning ("HVAC"); elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants generally are currently obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements costs saving incentive measures at each of its Properties, if any of the above occurs, the Company's ability to make distributions to stockholders could be adversely affected.

     Competition. There are numerous commercial properties that compete with the Company in attracting tenants and numerous companies that compete in selecting land for development and properties for acquisition.

     Third-Party Property Management and Construction. The Company pursues actively (through its affiliated management company) the management of properties which are owned by third parties. Risks associated with the management of properties owned by third parties include the risk that management contracts (which are typically cancelable without notice) will be terminated by the entity controlling the property or in connection with the sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Company, resulting in decreased management fee income. The Company's third-party interior construction business (which is conducted through its affiliated construction company) is subject to similar risks.

     Uninsured  Loss.   The Company  carries  comprehensive liability,  fire,
extended coverage  and  rental loss  insurance  with respect  to  all of  the
Properties,  with  policy  specifications,  insured  limits  and  deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the business of the Company and its financial condition and results of operations.


     Investments in Mortgage Debt. From time to time, the Company may invest in mortgages which are secured by office or industrial properties and, in certain circumstances, may result in the acquisition of the related properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial properties, investments in mortgage indebtedness present additional risks, including the risk that the fee owners of such properties may default in payments of interest on a current basis and that the Company may not realize its anticipated return or sustain losses relating to such investments. In that regard, as of June 30, 1997, the Company had invested approximately $52.1 million in mortgage indebtedness encumbering fIVE Class A office properties on Long Island.

RISKS INVOLVED IN PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES

     The Company owns through the Operating Partnership a 60% general partner interest in Omni Partners, L.P. (the "Omni Partnership"), the partnership that owns the Omni, a 575,000 square foot office building located in the Company's Nassau West Corporate Center office park. Odyssey Partners, L.P. and an affiliate of Odyssey (collectively, "Odyssey") own the remaining 40% interest. Through its partnership interest, the Company acts as managing partner and has the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the amended and restated agreement of limited partnership of Omni Partners, L.P. (the "Omni Partnership Agreement"). These limitations include Odyssey's right to negotiate under certain circumstances a refinancing of the mortgage debt encumbering the Omni and the right to approve any sale of the Omni made on or before March 13, 2007 (the "Acquisition Date"). The Operating Partnership will continue to act as the sole managing partner of the Omni Partnership unless certain conditions specified in the Omni Partnership Agreement shall occur. Upon the occurrence of any of such conditions the Operating Partnership's general partnership interest shall be converted to a limited partnership interest (in which case an affiliate of Odyssey shall be the sole managing partner), or at the option of Odyssey, the Operating Partnership shall be a co-managing partner with an affiliate of Odyssey. In addition, on the Acquisition Date, the Operating Partnership will have the right to purchase Odyssey's interest in the Omni Partnership at a price (the "Option Price") based on 90% of its fair market value. If the Operating Partnership fails to exercise such option, Odyssey has the right to require the Operating Partnership to purchase Odyssey's interest in the Omni Partnership on the Acquisition Date at the Option Price. The Operating Partnership has the right to extend the Acquisition Date until March 13, 2012. The Option Price shall be applied to the payment of all sums due under a loan (the "Odyssey Loan") made by the Operating Partnership in March 1997 to Odyssey in the amount of approximately $17 million. The Odyssey Loan matures on the Acquisition Date (subject to the Operating Partnership's right to extend the Acquisition Date as set forth above) and is secured by a pledge of all of Odyssey's right, title and interest in the Omni Partnership. All distributions of net cash flow which Odyssey would otherwise be entitled to shall be applied to all interest which is due under the Odyssey Loan. All distributions from a sale or refinancing of the Omni which Odyssey would otherwise be entitled to shall be applied to the interest and principal outstanding under the Odyssey Loan.


     In addition, the Company may in the future acquire either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture and, therefore, will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture. In that regard, the Company (through the Operating Partnership) owns a 60% managing member interest in a limited liability company that owns 520 White Plains Road, a 171,761 square foot office building located in Tarrytown, New York. The remaining 40% member interest is held by Tarrytown Corporate Center III, L.P., a partnership affiliated with the Halpern organization ("TCC"). Pursuant to the member agreement governing the joint venture arrangement, the Company will be required to obtain the consent of TCC prior to engaging in certain activities, including entering into or modifying a major lease (i.e., a lease for more than 25,000 rentable square feet), financing or refinancing indebtedness encumbering the property and selling or otherwise transferring the property. The Company also owns (through the Operating Partnership) a 50% co-managing member interest in a limited liability company that owns 360 Hamilton Avenue, a 365,000 square foot office building located in White Plains, New York. The remaining 50% co-managing member interest is held by an unaffiliated corporation. Pursuant to the member agreement governing this joint venture, decisions that affect the business and affairs of the joint venture generally require the approval of both co-managing members and such members are jointly responsible for the day-to-day operation of the property.

     Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturer might become bankrupt, that such partners or co-venturer might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturer may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

     Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     All of the Office Properties and all of the Industrial Properties have been subjected to a Phase I or similar environmental site assessment after April 1, 1994 (which involved general inspections without soil sampling, ground water analysis or radon testing and, for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs were conducted) completed by independent environmental consultant companies (except for 35 Pinelawn Road which was originally developed by Reckson and subjected to a Phase I in April 1992). These environmental site assessments have not revealed any environmental liability that would have a material adverse effect on the Company's business.

RISKS OF FAILURE TO QUALIFY AS A REIT


     The Company has operated (and intends to operate) so as to qualify as a REIT under the Code commencing with its taxable year ended December 31, 1995. Although management of the Company believes that the Company has been organized and operates in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. See "Federal Income Tax Considerations."


EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

     One of the factors that influences the market price of the shares of Common Stock in public markets is the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required distribution yield may adversely affect the market price of the Common Stock.


                 DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

GENERAL

     Unitholders may, subject to certain limitations, require the Operating Partnership to redeem all or a portion of their Units (the "Redemption Right"). This Redemption Right may be exercised by Unitholders pursuant to a notice of redemption delivered to the Operating Partnership, with a copy delivered to the Company. Upon redemption, a Unitholder will receive for each Unit redeemed cash in an amount equal to the market value (as defined below) of a share of Common Stock (subject to certain adjustments in the event of stock dividends and stock splits; provided, however, that the
                                           --------  -------
Company may, in its sole discretion, by notice to the Unitholder within five business days after receipt of the notice of redemption, elect to acquire any Unit presented to the Operating Partnership for redemption for cash or for one share of Common Stock (subject to the same adjustments). The market value of the Common Stock for purposes of redeeming Units will be equal to the average of the closing trading price of the Common Stock for the ten trading days prior to the day on which the redemption notice was received by the Operating Partnership.


     The Company anticipates that it generally will elect to acquire any Units presented to the Operating Partnership for redemption by the issuance of the Redemption Shares. Such an acquisition by the Company will be treated as a sale of the Units by the Unitholder to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption." Upon a redemption or exchange for cash, a Unitholder's right to receive distributions with respect to the Units redeemed will cease. Upon the receipt of Redemption Shares, a Unitholder will have rights as a stockholder of the Company, including the right to receive dividends from the time of its acquisition of the Redemption Shares.


     A Unitholder must notify the Company of its desire to require the Operating Partnership to redeem Units. A Unitholder must request the redemption of at least 1,000 Units, unless such Unitholder is requesting redemption of all of its Units. No redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Company's Articles of Incorporation to protect the Company's qualification as a REIT.

TAX CONSEQUENCES OF REDEMPTION

     The  following   discussion  summarizes   certain  Federal  income   tax
considerations that may be relevant to a Unitholder should it exercise its right to redeem its Units.

     Tax Treatment of Exchange or Redemption of Units. If the Company elects to purchase Units tendered for redemption, the Partnership Agreement provides that each of the Unitholder, the Operating Partnership and the Company shall treat the transaction between the Unitholder and the Company as a sale of Units by the Unitholder at the time of such redemption. Such sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a Unitholder's Units tendered for redemption and the Operating Partnership redeems such Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would be treated as realizing an amount equal to the sum of the cash received plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Limited Partner Generally."


     If the Company does not elect to purchase Units tendered for redemption and the Operating Partnership redeems a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, then, barring the application of certain disguised sale rules described below, the tax consequences would be the same as described in the previous paragraph if all of the Unitholder's Units are redeemed. However, if the Operating Partnership redeems less than all of the Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of its Units (including those not redeemed) immediately before the redemption.

     If the Company contributes cash to the Operating Partnership to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of a Unitholder's Units by the Operating Partnership rather than a sale of Units to the Company, the income tax consequences to the Unitholder would be as described in the preceding paragraph.

     Even in the case of a cash redemption of Units by the Operating Partnership that is not treated as a sale of the Units redeemed, it is possible that the redemption could be subject to certain disguised sale rules. Under Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations"), a contribution by a partner of property to a partnership and a transfer of money or other consideration by the partnership to the partner (including certain reductions in the partner's share of liabilities) may be treated as a sale, in whole or in part, of such property by the partner to the partnership based on all of the facts and circumstances. The Disguised Sale Regulations further provide that, in general, where the contribution of property by the partner and the transfer of money or other consideration by the partnership are made within two years of each other, the transfers are presumed to be a sale of the property by the partner to the partnership unless the facts and circumstances clearly establish that the transfers do not constitute a sale. Accordingly, if Units redeemed by a Unitholder had been received by the Unitholder in return for a transfer of property to the Operating Partnership less than two years before the redemption, it is likely that the redemption would be treated as a disguised sale of the transferred property. In such case, the Unitholder would be treated as though he had sold the property to the Operating Partnership on the date of the transfer of the property and received on such date an obligation of the Operating Partnership to transfer money or other consideration to the Unitholder.

     Tax Treatment of Disposition of Units by a Limited Partner Generally. If a Unit is disposed of in a manner that is treated as a sale of the Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "--Basis of Units." Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that this amount realized exceeds the limited partner's basis for the Units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or event the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (e.g., Redemption Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset (assuming the Units were held by the limited partner of a capital asset). To the extent, however, that the amount realized upon the sale of a Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such gain will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income of the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit, such as "depreciation recapture" under Sections 1245 and 1250 of the Code.


     Basis of Units. Generally, a limited partner's initial tax basis in his Units is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the Operating Partnership. Conversely, a limited partner's basis in his Units is decreased (but not below zero) by (A) such limited partner's share of Operating Partnership distributions, (B) decreases in such limited partner's allocable share of liabilities of the Operating Partnership, (C) such limited partner's share of losses of the Operating Partnership and (D) such limited partner's share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

     The information  below highlights  a number  of significant  differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock respectively. This discussion is summary in nature and does not constitute a complete discussion of these matters, and investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

     Form of  Organization and  Assets Owned.   The Operating  Partnership is
organized  as a  Delaware  limited  partnership.   Substantially  all of  the
Company's operations are conducted through the Operating Partnership.


     The Company was organized under the laws of the State of Maryland in September 1994. The Company maintains a general partner interest in the Operating Partnership. As of August 1, 1997, the Company had an approximate 83.1% economic interest in the Operating Partnership, and such interest will increase as Units are redeemed for cash or acquired by the Company.


     Length of Investment. The Operating Partnership has a stated termination date of December 31, 2093, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

     Purchase and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.


     Under  its  Charter, the  Company  may  engage  in any  lawful  activity permitted under the Maryland General Corporation Law ("MGCL"). However, under the Partnership Agreement, the Company, as the general partner of the Operating Partnership, may not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Operating Partnership or the management of the business thereof.


     Additional Equity. The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the Company, as general partner, in its sole discretion, may deem appropriate.


     The Board of Directors of the Company may authorize the issuance of shares of stock of any class, whether now or hereafter authorized, or securities or rights, convertible into shares of stock, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the Company's Charter or Bylaws. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units or other interests in the Operating Partnership.


     Borrowing Policies.   The Operating Partnership  has no restrictions  on
borrowings, and the Company as general partner, has full power and authority to cause the Operating Partnership to borrow money.

     The Company is not restricted under its governing instruments from incurring borrowings. The Company has, however, adopted a policy that currently limits total borrowings to 50% of the total market capitalization of the Company. See "Risk Factors--Real Estate Financing Risks." The foregoing reflects the Company's general policy over time and is not intended to operate in a manner that inappropriately restricts the Company's ability to raise additional capital, including additional debt, to implement its planned growth, to pursue attractive acquisition opportunities that may arise or to otherwise act in a manner that the Board of Directors believes to be in the best interests of the Company and its stockholders. The Board of Directors, with the assistance of management of the Company, may reevaluate from time to time its debt and other capitalization policies in light of then current economic conditions, including the relative costs of debt and equity capital, the market value of its Properties, growth and acquisition opportunities, the market value of its equity securities in relation to the Company's view of the market value of its Properties, and other factors, and may modify its debt policy. Such modification may include increasing or decreasing its ratio of debt to total market capitalization or substituting another measuring standard.

     Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnerships funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.


     Neither the Company's Charter nor its Bylaws impose any restrictions upon the types of investments that may be made by the Company.


     Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the Company, as general partner, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. The Company may not be removed as general partner by the limited partners with or without cause.


     The Board of Directors directs the management of the Company's business and affairs subject only to the restrictions in the Charter and the Bylaws. The Board of Directors is classified into three classes. At each annual meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of trustees, stockholders have no control over the ordinary business policies of the Company.


     Management Liability and Indemnification. The Partnership Agreement generally provides that the Company, as general partner, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company acted in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the Company, reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the Company the Directors and officers of the Company, and such other persons as the Company may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Operations Partnership in which such person may be involved.


     The MGCL permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting form (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the company contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of their service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of their service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who is served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its Charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of their service in that capacity The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director of officer was material to the matter giving rise to the proceeding and (i) was committed in and bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of their good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.


     The Company has entered into indemnification agreements with each of its executive officers and Directors. The indemnification agreements require, among other things, that the Company indemnify its officers and Directors to the fullest extent permitted by law and advance to the officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expense incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's Directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     Anti-takeover Provisions. Except in limited circumstances, the Company, as general partner, has exclusive management power over the business and affairs of the Operating Partnership. The Company may not be removed as general partner by the limited partners with or without cause.


     The Charter and Bylaws of the Company and Maryland law contain a number of provisions that may have the effect of delaying, deferring or preventing an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.


     Voting Rights. Under the Partnership Agreement, the limited partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Partnership Agreement, dissolution of the Operating Partnership and the sale or exchange of all or substantially all of the Operating Partnership's assets, including mergers or other combinations.


     Stockholders of the Company have the right to vote, among other things, on a merger, sale of substantially all of the assets of the Company, amendments to the Charter and dissolution of the Company. The business and affairs of the Company are managed under the direction of the Board of Directors, consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders at annual meetings of the Company. Each share of Common Stock has one vote, and the Charter permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

     Amendment of the Partnership Agreement or the Company's Charter. Amendments to the Partnership Agreement may be proposed by the Company, as general partner, or by limited partners holding 20% or more of the partnership interests and generally require approval of limited partners (including the Company) holding a majority of the outstanding limited partner interests. The Company may make certain amendments to the Partnership Agreement without the consent of Limited Partners. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of any limited partner, alter the interest of any limited partner in profits, losses or distributions, alter or modify the redemption right described herein, or cause the termination of the Operating Partnership at a time inconsistent with the terms of the Partnership Agreement must be approved by the Company, as general partner, and each limited partner that would be adversely affected by any such amendment.

     Amendments to the Company's Charter must be approved by affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

     Vote Required to Dissolve the Operating Partnership or the Company. Under Delaware law, the Operating Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the limited partners. Under the MGCL, dissolution of the Company must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.


     Vote Required to Sell Assets or Merge. Under the Partnership Agreement, for the five year period following completion of the IPO (i.e., through June 2, 2000) the Operating Partnership may not sell, exchange, transfer or otherwise dispose of all or substantially all of its assets, including by way of merger or consolidation or other combination of the Operating Partnership, without the consent of the limited partners (including the Company) holding 85% or more of the limited partner interests of the Operating Partnership.


     Under the MGCL, with certain limited exceptions, the sale of all or substantially all of the assets of the Company or any merger or consolidation of the Company must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. No approval of the stockholders is required for the sale of less than all or substantially all of the Company's assets.


     Compensation, Fees and Distributions. The Company does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the Company has the same right to allocations and distributions as other partners of Operating Partnership. In addition, the Operating Partnership will reimburse the Company, as general partner, for all expenses incurred relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

     The Directors and Officers of the Company receive compensation for their services.

     Liability of Investors. Under the Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

     Under Maryland law, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Common Stock-- General."

     Nature of Investment. The Units constitute equity interests entitling holders thereof to their pro rata share of cash distributions made to the
                         --- ----
limited partners of the Operating Partnership. The Company is entitled to receive its pro rata share of distributions made by the Operating Partnership
            ---  ----
with respect to its interest in the Operating Partnership.


     Shares of Common Stock constitute equity interests in the Company. Each stockholder will be entitled to his pro rata share of any dividends or
                                    --- ----
distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are paid only if, when and as authorized by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.


     Potential Dilution of Rights. The Company as general partner, is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the Company.


     The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized stock a variety of other equity securities of the Company with such preferences, conversion and of the rights, voting powers, restrictions, limitations and restrictions on ownership, limitation as to dividends and other distribution, qualifications and terms and creditors of the redemption as the Board of Directors may designate at the time. The issuance of additional shares of Common Stock or other similar equity securities may result in the dilution of interests of the stockholders.


     Liquidity. Subject to certain exceptions, the Registering Stockholders may transfer all or any portion of their Units with or without the consent of the Company. However, the Company, as general partner, in its sole and absolute discretion, may or may not consent to the admission as a substituted limited partner of any transferee of such Units. If the Company does not consent to the admission of a transferee as a substituted limited partner, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of Units for any other purpose; accordingly, the assignee will not be permitted to vote on any affairs or issues on which a limited partner may vote.

     The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's dividend yield compared to that of other debt and equity securities.


                             REGISTRATION RIGHTS

     The registration of the Redemption Shares pursuant to this Registration Statement of which this Prospectus is a part will discharge the Company's obligations with respect to such Redemption Shares under the terms of registration rights agreements (the "Registration Rights Agreements")with each of the holders of Outstanding OP Units and the Original Shares (the "Registering Stockholders"), which the Company entered into in connection with the issuance of such securities. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreements.

     Under each Registration Rights Agreement, at any time after June 2, 1997 until the date on which all the Redemption Shares issued to the respective Registering Stockholder have become eligible for sale pursuant to Rule 144(k) promulgated under the Securities Act (or, in the case of Redemption Shares issued to holders of Outstanding OP Units issued in connection with the
Formation Transactions, the earlier of (i) such date and (ii) the tenth anniversary of the closing of the IPO (i.e., June 2, 2005)), such Registering Stockholder may request that the Company cause to be filed a "shelf registration statement" (a "Shelf Registration") covering the Redemption Shares; provided, however, that such Registering Stockholder may not make
        --------  -------
such a request with respect to Redemption Shares (A) disposed of under an effective Shelf Registration relating thereto, (B) sold pursuant to Rule 144 under the Securities Act or (C) eligible for sale pursuant to Rule 144 under the Securities Act. Each Registration Rights Agreement requires the Company to use reasonable efforts to keep such Shelf Registration effective until the earliest of (a) the date on which the respective Registering Stockholder no longer holds any Redemption Shares registered under such Shelf Registration,
(b) the date on which the Redemption Shares may be sold by such Registering Stockholder pursuant to Rule 144(k) promulgated under the Securities Act or
(c) the date that is six months from the effective date of such Shelf Registration. As long as the Registration Statement of which this Prospectus is a part remains effective, the Redemption Shares held by the respective Registering Stockholder when issued by the Company pursuant to this
Prospectus will no longer be entitled to the benefits of the applicable Registration Rights Agreement.

     Pursuant to each Registration Rights Agreement, the Company has agreed to pay all expenses incurred in the registration of the Redemption Shares (other than underwriting discounts, commissions and transfer taxes thereunder). The Company also has agreed to indemnify the respective Registering Stockholder under each Registration Rights Agreement and its officers, directors and other affiliated persons and any person who controls the respective Registering Stockholder against any and all losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus, subject to certain limitations. In addition, each Registering Stockholder has agreed to indemnify the Company and its Directors, officers and any person who controls the Company against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by such Registering Stockholder for use in this Prospectus or an amendment or supplement hereto or in the Registration Statement of which this Prospectus is a part or the failure by such Registering Stockholder to deliver or cause to be delivered this Prospectus or any amendment or supplement hereto to any purchaser from such Registering Stockholder of shares covered by the Registration Statement.


                             SELLING STOCKHOLDERS

     The Selling Stockholders are comprised of (i) the holders of Original Shares issued in connection with the Formation Transactions and (ii) those persons who receive Redemption Shares upon the redemption of Outstanding OP Units and who may be deemed affiliates of the Company. Resales of Redemption Shares issued pursuant to this Prospectus by persons who are not affiliates of the Company will not be restricted under the Securities Act. Holders of Outstanding OP Units who are not affiliates of the Company are therefore not included herein as Selling Stockholders.

     The following table provides the name of each Selling Stockholder, the number of Common Shares owned by each Selling Stockholder (including the number of Redemption Shares which may be acquired by each Selling Stockholder upon redemption of Outstanding OP Units and the number of Original Shares, if any, owned by each Selling Stockholder).

     The Company has been informed that none of the Selling Stockholders has the current intention to redeem any Outstanding OP Units or to sell any Registered Shares.

                                              NUMBER OF SHARES BENEFICIALLY
       NAME                                       OWNED AND OFFERED HEREBY

Donald J. Rechler                                     393,826 /(1)/
Roger M. Rechler                                      388,576 /(1)/
Scott H. Rechler                                      210,352 /(2)/
Mitchell D. Rechler                                   230,576 /(3)/
Gregg A. Rechler                                      210,352 /(2)/
Mark V. Rechler                                       212,352 /(2)/
The Glenn Michael Rechler Trust                        32,672 /(4)/
The Todd Rechler Trust                                 32,672 /(4)/
Melville Executive Center, Inc.                        53,356
Nassau West Executive Center, Inc.                     16,494
Expressway Executive Center, Inc.                      16,494
Hauppauge Executive Center, Inc.                       20,120
Atrium Executive Center, Inc.                          16,494
Vanderbilt Industrial Park, Inc.                       78,524
Wildoro Associates                                    354,418
The Scott Rechler Trust                                18,672
The Mitchell Dean Rechler Trust                        18,672
The Mark Victor Rechler Trust                          18,672
The Gregg Rechler Trust                                18,672
HMCC Associates                                       937,792
Reckom, Inc.                                           10,662
Reckson Associates                                  1,239,926
Vanderbilt Generation, L.P.                           208,294
J. Michael Maturo                                      40,988
Tarrytown Corporate Center                             15,600
Tarrytown Corporate Center IV, L.P.                    23,598
Tarrytown Corporate Center II                         219,840
Colonel Realties                                      231,998
Church Street Associates                               26,978
Halpern Enterprises, Inc.                              25,900
Halpern Building Corporation                           66,596
JAH Realties, L.P.                                     59,922
F.D. Rich III                                           8,000
Gresco Partners                                         3,142
Glenn Michael Rechler                                  24,000
Todd Rechler                                           24,000
Jon L. Halpern                                          2,000


     Total                                          5,511,202


-------------------------
/(1)/     Includes 348,000 Original Shares.
/(2)/     Includes  16,000 Original Shares.
/(3)/     Includes  28,000 Original Shares.
/(4)/     Includes  14,000 Original Shares.



                         DESCRIPTION OF COMMON STOCK

GENERAL


     The Company's Charter provides that the Company may issue up to 100 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote and cumulative voting is not permitted. Holders of the Common Stock do not have preemptive rights. On September 15, 1997, there were 34,489,380 shares of Common Stock outstanding.

     All shares of Common Stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

     Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's Charter. The Company's Charter does not provide for a lesser percentage in such situations. In addition, the Operating Partnership Agreement provides that for the five-year period following the completion of the IPO (i.e. through June 2, 2000), the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units.

     The Company's Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

     The Company's Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The Company believes that classified directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board. The use of a staggered board may delay or defer a change in control of the Company or removal of incumbent management.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the stockholders prior to the IPO approved, a provision in the Charter restricting the ownership or acquisition of shares of Common Stock. See "Restrictions on Ownership of Capital Stock."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                  RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK


     The Charter provides that the Company may issue up to 75  million shares
of  excess  stock,  par  value  $.01  per  share ("Excess  Stock").    For  a
description of Excess Stock, see "--Restrictions on Ownership" below.


RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (i.e., the beneficial owners of such entities will be counted as shareholders of the Company).


     In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, the Charter, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the lesser of the aggregate number or value of the Company's outstanding shares of Common Stock. In the event the Company issues Preferred Stock, it may, in the Designating Amendment, determine a limit on the ownership of such stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

     Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of
Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.


     In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owned by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     These restrictions will not preclude settlement of transactions through the New York Stock Exchange.


     All certificates representing shares of stock will bear a legend referring to the restrictions described above.


     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Company.


                      FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

     In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock or Preferred Stock, with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that Common Stock or Preferred Stock.

     Unitholders are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Redemption Shares registered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such Unitholder's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.


                             PLAN OF DISTRIBUTION

     This Prospectus relates to (i) the possible issuance by the Company of up to 6,974,810 Redemption Shares of the Company if and to the extent that the Company elects to issue such Redemption Shares to holders of up to 6,974,810 Outstanding OP Units, upon the tender of such Outstanding OP Units for redemption; (ii) the offer and sale from time to time of up to 800,000 Original Shares by the holders thereof; and (iii) the offer and sale from time to time of any Redemption Shares that may be issued to and held by persons who may be affiliates of the Company. The Original Shares and the Outstanding OP Units were issued in connection with the Initial Transactions or subsequent transactions involving property transfers to the Operating Partnership and the hiring of two officers of the Company. The Company has registered the issuance of the Redemption Shares and the offer and sale of Redemption Shares and Original Shares by the Selling Stockholders to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but the registration of the Registered Shares does not necessarily mean that any of the Registered Shares will be issued by the Company (with respect to the Redemption Shares) or be offered or sold by the Selling Stockholders.

     The Company will not receive any proceeds from the offering by the Selling Stockholders.

     The distribution of Registered Shares may be affected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of Registered Shares for whom they may act as agents. Underwriters may sell Registered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Registered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

     The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of Registered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Registered Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At a time a particular offer of Registered Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any other required information.

     The sale of the Registered Shares by the Selling Stockholder may also be affected from time to time by selling Registered Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Stockholder or may purchase from the Selling Stockholder all or a portion of the Registered Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The Registered Shares may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and
(f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In affecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Stockholder in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Registered Shares which is not expected to exceed that customary in the types of transactions involved.

     In order to comply with the securities laws of certain states, if applicable, the Registered Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Registered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Company may from time to time issue up to 6,974,810 Redemption Shares upon the acquisition of an equivalent number of the Outstanding OP Units tendered for redemption. The Company will acquire Outstanding OP Units for Redemption Shares that the Company issues in connection with these acquisitions. Consequently, with each redemption, the Company's interest in the Operating Partnership will increase.

     All expenses incident to the offering and sale of Registered Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. See "Registration Rights."


                                LEGAL MATTERS

     The legality of the Common Stock offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Brown & Wood LLP, New York, New York. Brown & Wood LLP may rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.


                                   EXPERTS


     The consolidated balance sheet of Reckson Associates Realty Corp. as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and for the period from June 3, 1995 to December 31, 1995 and the related combined statements of operations, owners' deficit and cash flows of the Reckson Group for the period from January 1, 1995 to June 2, 1995 and for the year ended December 31, 1994 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996; the combined statement of revenues and certain expenses of the Westchester Properties (as defined therein) for the year ended December 31, 1995, appearing in the Company's Form 8-K/A, dated March 27, 1996; the combined statement of revenues and certain expenses of Landmark Square Properties (as defined therein) for the year ended December 31, 1995 and combined statements of revenues and certain expenses of Certain Option Properties (as defined therein), for the years ended December 31, 1995, 1994 and 1993 appearing in the Company's Form 8-K, dated October 1, 1996; and the combined statement of revenues and certain expenses of the New Jersey Portfolio (as defined therein) for the year ended December 31, 1996, the combined statement of revenues and certain expenses for the Hauppauge Portfolio (as defined therein) for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Uniondale Office Property (as defined therein), for the year ended December 31, 1996, appearing in the Company's Form 8-K, dated February 18, 1997; the statement of revenues and certain expenses of 710 Bridgeport Avenue (as defined therein), for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Shorthills Office Center (as defined therein), for the year ended December 31, 1996 appearing in the Company's Form 8-K, dated June 12, 1997; and the statement of revenues and certain expenses of Garden City Plaza for the year ended December 31, 1996, appearing in the Company's Form 8-K dated September 9, 1997, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated fees and expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

     Securities and Exchange Commission registration fee  . . . . . . $51,685
     Printing and duplicating expenses  . . . . . . . . . . . . . . . . 2,000
     Legal fees and expenses  . . . . . . . . . . . . . . . . . . . .  20,000
     Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . . . 2,000
     Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . .   4,315
                                                                       ------

          Total . . . . . . . . . . . . . . . . . . . . . . . . . . . $80,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Maryland General Corporation Law, as amended from time to time (the "MGCL"), permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter of the Company authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter of the Company does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of their service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.


     The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights they provide.

ITEM 16.  EXHIBITS.

     4.1  --   Form of Common Stock Certificate.(1)


     5    --   Opinion of Brown & Wood LLP  as to the legality of the  Common
               Stock being registered. (2)

     8.1  --   Opinion of Brown & Wood LLP as to tax matters. (2)

     10   -    Amended and  Restated  Agreement  of  Limited  Partnership  of
               Reckson Operating Partnership, L.P., dated as of June 2, 1995 and as amended.

     23.1 --   Consent of Brown & Wood LLP (included in Exhibit 5).(2)

     23.2 --   Consent of Ernst & Young LLP.

     24   --   Power of attorney (2)
_______________
(1) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 33-84324) and incorporated herein by reference.
(2)  Previously filed.



ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are
     incorporated  by  reference  in   the  Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Reckson Associates Realty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Huntington, State of New York, on September 16, 1997.


                                   RECKSON ASSOCIATES REALTY CORP.


                                   By:  /s/ Donald J. Rechler
                                      -------------------------------------
                                           Donald J. Rechler
                                              Chairman



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                               TITLE                             DATE

                                  Chairman of the Board, Chief Executive
 /s/ Donald J. Rechler            Officer and Director (Principal Executive        September 16, 1997
         Donald J. Rechler        Officer)


 /s/ Scott H. Rechler             President, Chief Operating Officer and           September 16, 1997
         Scott H. Rechler         Director

                                  Executive Vice President, Treasurer and
     J. Michael Maturo*           Chief Financial Officer (Principal
         J. Michael Maturo        Financial Officer and Principal
                                  Accounting Officer)

     Roger M. Rechler*            Vice-Chairman of the Board and Director
         Roger M. Rechler

    Mitchell D. Rechler*          Executive Vice President and Director
        Mitchell D. Rechler

      Harvey R. Blau*             Director
          Harvey R. Blau

     Leonard Feinstein*           Director
         Leonard Feinstein
                                  Director
          Jon L. Halpern

    Herve A. Kevenides*           Director
        Herve A. Kevenides

      John V.N. Klein*            Director
          John V.N. Klein
                                  Director
         Lewis S. Ranieri

   Conrad D. Stephenson*          Director
       Conrad D. Stephenson


*By:  /s/ Scott H. Rechler
    ----------------------
     Scott H. Rechler                                           September 16, 1997
     Attorney-in-fact






                                EXHIBIT INDEX


EXHIBITS                     DESCRIPTION                              PAGE

   4.1      -- Form of Common Stock Certificate.(1)
   5        -- Opinion of Brown & Wood LLP as to the legality of the
               Common Stock being registered. (2)
   8.1      -- Opinion of Brown & Wood LLP as to tax matters. (2)
   10       -- Amended and Restated Agreement of Limited Partnership
               of Reckson Operating, L.P. dated as of June 2, 1995, and as amended.
   23.1     -- Consent of Brown & Wood LLP (included in Exhibit 5).(2)
   23.2     -- Consent of Ernst & Young LLP.
   24       -- Power of attorney. (2)

_________________
(1) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 33-84324) and incorporated herein by reference.
(2)  Previously filed.